Exhibit 5.1

[VENABLE LLP LETTERHEAD]

June 7, 2007

The Macerich Company

Suite 700

401 Wilshire Boulevard

Santa Monica, California

Re:          The Macerich Company

                Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to The Macerich Company, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 10,417,253 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), covered by the above-referenced Registration Statement on Form S-3 (Registration No. 333-130993) and any amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  191,263 Shares (the “Issued Shares”) were issued upon redemption of units of limited partnership interest (the “Units”) in The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and up to 10,225,990 Shares (the “Conversion Shares”) may be issued by the Company upon conversion of $950,000,000 aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2012 (the “Notes”), subject to certain adjustments.  The Shares may be sold by the selling stockholders named in the Registration Statement (collectively, the “Selling Stockholders”) and are being registered on behalf of the Selling Stockholders pursuant to contractual registration rights.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement and the related form of prospectus, dated January 12, 2006, and prospectus supplement, dated June 7, 2007, included therein (collectively, the “Prospectus”) in the form in which it was transmitted to the Commission under the 1933 Act;

2.             The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.             The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

4.             Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company (the “Board”), relating to (i) the issuance of the Issued Shares, (ii) the authorization and issuance of the Notes and the Conversion Shares, (iii) the reservation for issuance of the Conversion Shares, (iv) the authorization of the execution of the Indenture, dated as of March 16, 2007 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee, (v) the appointment of a committee of the Board (the “Pricing Committee”) to exercise all the powers and authority of the Board with respect to the offering, issuance and sale of the Notes and the Conversion Shares, and (vi) the registration of the Shares, certified as of the date hereof by an officer of the Company;

5,             Resolutions (the “Pricing Committee Resolutions,” and, together with the Board Resolutions, the “Resolutions”) adopted by the Pricing Committee of the Board (i) fixing the aggregate principal amount of the Notes to be issued and the terms for the issuance and sale of the Notes and (ii) authorizing the execution, delivery and performance by the Company of the Indenture, certified as of the date hereof by an officer of the Company;

6.             The Agreement of Limited Partnership of the Operating Partnership, certified as of the date hereof by an officer of the Company;

7.             The Indenture;

8.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9.             A certificate executed by an officer of the Company, dated as of the date hereof; and

10.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4.             All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.             None of the Issued Shares have been, and none of the Conversion Shares will be, issued, sold or transferred in violation of the restrictions on ownership and transfer contained in the Charter.

6.             The Units were duly authorized and validly issued by the Operating Partnership.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.             The Issued Shares have been duly authorized and validly issued and are fully paid and nonassessable.

3.             The Conversion Shares have been duly authorized and, when and if issued upon conversion of the Notes in accordance with the Resolutions and the Indenture (assuming that upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter), will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated June 7, 2007, and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

VENABLE LLP